Exhibit 10.1

Midwest Holding Inc.

Outside Director Compensation Policy

Each member of the Board of Directors (the “Board”) of Midwest Holding Inc. (the “Company”) who is an outside director of the Company (each such director, an “Outside Director”) will receive the compensation described in this Outside Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service.

Cash Compensation

Commencing with annual periods beginning on or after December 16, 2020, the date the Securities and Exchange Commission declared the Company’s registration statement effective in connection with a public offering, each Outside Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in a lump sum in advance no later than the annual board meeting (generally held in June of each year). All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

All Outside Directors: $30,000

2.	Annual Service Retainer for Independent Board Chair: $30,000

3.	Annual Committee Member Service Retainer:

a.    Member of the Audit Committee: $3,000

b.    Member of the Compensation Committee: $2,000

c.    Member of the Nominating and Corporate Governance Committee: $2,000

4.	Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):

a.    Chair of the Audit Committee: $6,000

b.    Chair of the Compensation Committee: $4,000

c.    Chair of the Nominating and Corporate Governance Committee: $4,000

Equity Compensation

Equity awards consisting of restricted stock units (“RSUs”) will be granted under either the Company’s 2019 or 2020 Long-Term Incentive Plans (the “Plan”), or any future successor equity incentive plan, as designated by the Compensation Committee.

(a)   Automatic Equity Grants.

i.                    Annual Grant. Without any further action of the Board or Compensation Committee of the Board, at the close of business on the date of each annual meeting of the Company’s stockholders (the “Annual Meeting Date”), each person who is then an Outside Director will automatically receive an RSU grant with an aggregate value of $30,000.

ii.                    Initial Grant for New Directors. Without any further action of the Board or Compensation Committee of the Board, each person who is elected or appointed for the first time to be an Outside Director will automatically, upon the date of his or her initial election or appointment to be an Outside Director (the “Commencement Date”), receive an RSU grant with an aggregate value of $30,000, each multiplied by a fraction, the numerator of which is the number of days between the Commencement Date and the then-scheduled next Annual Meeting Date (or, if such Annual Meeting Date has not yet been scheduled, the first anniversary of the immediately preceding Annual Meeting Date or such other date as is determined by the Board in its sole discretion), and the denominator of which is 365.

iii.                  RSU Value. The number of shares subject to RSUs granted under the Director Compensation Policy shall be equal to the dollar value set forth above divided by the Fair Market Value (as defined in the Plan) of the Company’s voting common stock, rounded down to the nearest share.

(b) Vesting; Change in Control.  Each RSU granted pursuant to the Director Compensation Policy will vest on the earlier of the first anniversary of its date of grant and the next Annual Meeting Date. All vesting is subject to the Outside Director’s continued service (as set forth in the Plan) through the applicable vesting date. Notwithstanding the foregoing vesting schedule, for each Outside Director who remains in continuous service with the Company until immediately prior to the closing of a Change in Control (as defined in the Plan), his or her then-outstanding RSUs will become fully vested immediately prior to the closing of such Change in Control in which their service is terminated.

(c) Remaining Terms. The remaining terms and conditions of each RSU, including transferability, will be as set forth in the Company’s standard RSU agreement, respectively, in the applicable form adopted from time to time by the Board or the Compensation Committee of the Board.

Expenses

The Company will reimburse each Outside Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board meetings and meetings of any committee of the Board; provided, that the Outside Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time. To the extent that any taxable reimbursements are provided to any Outside Director, they will be provided in accordance with Section 409A of the Internal Revenue Code of 1986, including, but not limited to, the following provisions: (i) the amount of any such expenses eligible for reimbursement during such individual’s taxable year may not affect the expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense must be made no later than the last day of such individual’s taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any reimbursement may not be subject to liquidation or exchange for another benefit.

Administration

The Board, or any committee to whom the Board delegates the requisite authority, will administer the Policy. The Board (or such committee) will have the sole discretion and authority to administer, interpret, amend and terminate the Policy, and the decisions of the Board (or such committee) will be final and binding on all persons having an interest in the Policy.

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